                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   SCHEDULE TO
                                  (RULE 13e-4)
            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                BROADVISION, INC.
         (Name of Subject Company (Issuer) and Filing Person (Offeror))

          OPTIONS TO PURCHASE COMMON STOCK, PAR VALUE $0.0001 PER SHARE
                         (Title of Class of Securities)
                                (Amendment No. 2)
                                   111412-10-2
                      (CUSIP Number of Class of Securities)
                            (Underlying Common Stock)

                                   Copies to:

       SCOTT C. NEELY, ESQ.                       KENNETH L. GUERNSEY, ESQ.
          VICE PRESIDENT                             JAMIE E. CHUNG, ESQ.
          GENERAL COUNSEL                         VIRGINIA C. EDWARDS, ESQ.
         BROADVISION, INC.                            COOLEY GODWARD LLP
           585 BROADWAY                         ONE MARITIME PLAZA, 20TH FLOOR
      REDWOOD CITY, CA 94063                       SAN FRANCISCO, CA 94111
          (650) 261-5100                                (415) 693-2000


          (Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

                            CALCULATION OF FILING FEE

--------------------------------------- ----------------------------------------
        TRANSACTION VALUATION*                  AMOUNT OF FILING FEE
             $146,809,682                             $29,362
--------------------------------------- ----------------------------------------

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 33,427,849 shares of common stock of BroadVision, Inc. having an aggregate value of $146,809,682 as of April 23, 2001 will be exchanged and/or cancelled pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The number of options, the aggregate value of the options and the filing fee are based on the number of outstanding options that have an exchange price above the closing price of our common stock on April 23, 2001. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

|X| Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      Amount Previously Paid: $29,362         Filing party: BroadVision, Inc.
   Form or Registration No.: Schedule TO          Date filed: April 25, 2001

|_| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

       |_|    third party tender offer subject to Rule 14d-1.
       |X|    issuer tender offer subject to Rule 13e-4.
       |_|    going-private transaction subject to Rule 13e-3.
       |_|    amendment to Schedule 13D under Rule 13d-2.

Check the Following box if the filing is a final amendment reporting the results of the tender offer. |_|

                             INTRODUCTORY STATEMENT

     This Amendment No. 2 amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on April 25, 2001, relating to our offer to exchange certain options to purchase shares of our common stock, par value $0.0001 per share upon the terms and subject to the conditions described in the Offer to Exchange dated April 25, 2001.

ITEM 12     EXHIBITS.

         (a)      (1)*     Offer to Exchange, dated April 25, 2001.

                  (2)*     Form of Election Form.

                  (3)*     Form of Election Confirmation.

                  (4)*     Form of Election Confirmation.

                  (5)*     Election Form Login Page.

                  (6)*     Website Summary Section.

                  (7)*     Website Question & Answer Section.

                  (8)*     Website Glossary of Terms Section.

                  (9)* E-mail Communication to BroadVision, Inc. Employees, dated April 25, 2001.

                  (10)* Script for Webcast Presentation to BroadVision, Inc. Employees on April 25, 2001.

                  (11)* Materials used in Webcast Presentation to BroadVision, Inc. Employees on April 25, 2001.

                  (12)* BroadVision, Inc. Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on April 2, 2001 and incorporated herein by reference.

                  (13)** E-mail Communication to BroadVision, Inc. Employees, dated May 2, 2001.

                  (14) E-mail Communication to BroadVision, Inc. Employees, dated May 4, 2001.

         (b)               Not applicable.

         (d)      (1)      BroadVision, Inc. Equity Incentive Plan. Exhibit A to
                  BroadVision, Inc.'s Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on May 25, 2000 and incorporated herein by reference.

                  (2) BroadVision, Inc. 2000 Non-Officer Equity Incentive Plan. Exhibit 99.4 to BroadVision, Inc.'s Registration Statement on Form S-8 (file No. 333-35114), filed with the Securities and Exchange Commission on April 19, 2000 and incorporated herein by reference.

                  (3) 1993 Interleaf Stock Option Plan. Exhibit 99.5 to BroadVision, Inc.'s Registration Statement on Form S-8 (file No. 333-35114), filed with the Securities and Exchange Commission on April 19, 2000 and incorporated herein by reference.

                  (4)      1994 Interleaf Employee Stock Option Plan. Exhibit
                  99.7 to BroadVision, Inc.'s Registration Statement on Form S-8 (file No. 333-35114), filed with the Securities and Exchange Commission on April 19, 2000 and incorporated herein by reference.

                  (5) Form of Incentive Stock Option Agreement pursuant to the BroadVision, Inc. Equity Incentive Plan. Exhibit 10.3 to BroadVision, Inc.'s Registration Statement on Form S-3 (file No. 333-3844), filed with the Securities and Exchange Commission on April 19, 1996.

                  (6) Form of Nonstatutory Stock Option Agreement pursuant to the BroadVision, Inc. Equity Incentive Plan. Exhibit 10.4 to BroadVision, Inc.'s Registration Statement on Form S-3 (file No. 333-3844), filed with the Securities and Exchange Commission on April 19, 1996.

                  (7)* Form of Nonstatutory Stock Option Agreement pursuant to the BroadVision, Inc. 2000 Non-Officer Equity Incentive Plan.

         (g)      Not applicable.

         (h)      Not applicable.

* previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on April 25, 2001.

** previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on May 2, 2001.


                                       2.

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

                                         BROADVISION, INC.

                                                    /s/ Randall Bolten
                                         ---------------------------------------
                                                        Randall Bolten
                                                   Chief Financial Officer

Date:  May 7, 2001


                                       3.

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION
(a)(1)*           Offer to Exchange, dated April 25, 2001.

(a)(2)*           Form of Election Form.

(a)(3)*           Form of Election Confirmation.

(a)(4)*           Form of Election Confirmation.

(a)(5)*           Election Form Login Page.

(a)(6)*           Website Summary Section.

(a)(7)*           Website Question & Answer Section.

(a)(8)*           Website Glossary of Terms Section.

(a)(9)*           E-mail Communication to BroadVision, Inc. Employees, dated
                  April 25, 2001.

(a)(10)* Script for Webcast Presentation to BroadVision, Inc. Employees on April 25, 2001.

(a)(11)*          Materials used in Webcast Presentation to BroadVision, Inc.
                  Employees on April 25, 2001.

(a)(12)* BroadVision, Inc. Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on April 2, 2001 and incorporated herein by reference.

(a)(13)**         E-mail Communication to BroadVision, Inc. Employees, dated May
                  2, 2001.

(a)(14)           E-mail Communication to BroadVision, Inc. Employees, dated May
                  4, 2001.

(b)               Not applicable.

(d)(1)            BroadVision, Inc. Equity Incentive Plan. Exhibit A to
                  BroadVision, Inc.'s Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on May 25, 2000 and incorporated herein by reference.

(d)(2)            BroadVision, Inc. 2000 Non-Officer Equity Incentive Plan.
                  Exhibit 99.4 to BroadVision, Inc.'s Registration Statement on
                  Form S-8 (file No. 333-35114), filed with the Securities and
                  Exchange Commission on April 19, 2000 and incorporated herein by reference.

(d)(3)            1993 Interleaf Stock Option Plan. Exhibit 99.5 to BroadVision,
                  Inc.'s Registration Statement on Form S-8 (file No.
                  333-35114), filed with the Securities and Exchange Commission on April 19, 2000 and incorporated herein by reference.

(d)(4)            1994 Interleaf Employee Stock Option Plan. Exhibit 99.7 to
                  BroadVision, Inc.'s Registration Statement on Form S-8 (file
                  No. 333-35114), filed with the Securities and Exchange
                  Commission on April 19, 2000 and incorporated herein by reference.

(d)(5)            Form of Incentive Stock Option Agreement pursuant to the
                  BroadVision, Inc. Equity Incentive Plan. Exhibit 10.3 to
                  BroadVision, Inc.'s Registration Statement on Form S-3 (file
                  No. 333-3844), filed with the Securities and Exchange
                  Commission on April 19, 1996.


                                       4.


(d)(6)            Form of Nonstatutory Stock Option Agreement pursuant to the
                  BroadVision, Inc. Equity Incentive Plan. Exhibit 10.4 to
                  BroadVision, Inc.'s Registration Statement on Form S-3 (file
                  No. 333-3844), filed with the Securities and Exchange
                  Commission on April 19, 1996.

(d)(7)*           Form of Nonstatutory Stock Option Agreement pursuant to the
                  BroadVision, Inc. 2000 Non-Officer Equity Incentive Plan.

(g)               Not applicable.

(h)               Not applicable.

* previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on April 25, 2001.

** previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on May 2, 2001.



                                       5.